FOR IMMEDIATE RELEASE
Wednesday, July 22, 2009

Media General Reports Second-Quarter 2009 Results

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported net income for the second quarter of 2009 of $20.6 million, or 90 cents per share, compared with a net loss of $532.2 million in the 2008 period, which included a non-cash, after-tax impairment charge of $532.1 million.  The current quarter included a $7.1 million after-tax gain on the sale of a CW television station in Jacksonville, Fla., a $3.6 million tax benefit that resulted from a favorable determination concerning a state tax issue, and $7.5 million of tax benefits attributable to the company’s first-half results from continuing operations.  Excluding severance expense from both quarters, and last year’s impairment charge, income from continuing operations before taxes was $3.8 million in 2009’s second quarter compared with $2.6 million in the year-ago quarter.

“A 23-percent decrease in total operating costs year-over-year was a major contributor to the company’s improved operating results, helping to offset a 20 percent revenue decline.  Actions driving the lower expenses included reductions in force across the company, a furlough program, a suspension of matching in the company’s 401(k) plan in 2009, and the final freeze of the company’s pension plan effective May 31, 2009.  Service accruals ceased in the partial freeze of the plan in 2006 and now future salary increases do not affect retirement benefits.  Media General has implemented many difficult but necessary expense reductions that strengthen our ability to weather the deep recession and recognize the reduced revenue streams available in our business.  As a result, we are in a stronger position to take advantage of an economic recovery,” said Marshall N. Morton, president and chief executive officer.

“Our aggressive cost elimination actions were particularly evident in our Publishing segment, which generated a $12 million profit in the current quarter compared with $6.8 million in the prior-year.   Publishing revenues declined 20.3 percent in the second quarter, about the same as the first quarter.  We saw the rate of Classified advertising declines abate somewhat in the second quarter compared to the first quarter of 2009, mostly in the automotive category, and particularly in our Florida, Virginia and Alabama markets.  The decline in Retail advertising in the current period was also less severe than in the first quarter of 2009.

“In the Broadcast segment, second quarter operating profit was $11.3 million in the current period compared with $14.9 million last year and largely reflected a $2 million decline in Political revenues in the current period.  Time sales were quite weak in April but strengthened somewhat in May and June.  Broadcast operating expenses decreased 21 percent year-over-year.

“The Interactive Media segment benefited from strong growth from its online coupon and shopping Web site DealTaker.com and higher Local advertising revenues, which were up 18 percent.  We continue to accelerate our direct-sales initiatives, which are driving strong Local spending by new and existing advertisers.  These positive results could not offset recession-driven declines in Classified and National/Regional advertising, however.  Our online audience growth continued.  Page views were up 8.8 percent, visitor sessions increased 17.1 percent and unique visitors rose 22.7 percent,” he said.

”While we are still dealing with the recession, we are optimistic about our long-term prospects.  Even as we have dramatically reduced expenses, we have expanded into new digital and mobile platforms and created new ways to serve consumers and advertisers.  We are executing effectively on our Internet partnerships with Yahoo! and Zillow and generating new revenue streams in our interactive advertising services businesses such as DealTaker.com,” Mr. Morton said.

“On July 1, we shifted to an operating structure focused on geographic markets rather than our former platform-based structure.  Under the new structure, our leaders are responsible for the success of all of our media properties within a defined market area, not just a particular media platform.  This change reflects our long-held recognition that the customer is in charge.  The realignment opens new opportunities

(1 of 7)

to put customer needs in the forefront and then provide the best solution to meet those needs, without allegiance to a particular media platform.  The new structure greatly accelerates our Web-First strategy, by strengthening our ability to leverage all available resources on behalf of our Web sites, from both a content and a sales perspective,” Mr. Morton said.

Beginning with the third quarter of 2009, Media General will report financial results based on five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations.  In conjunction with its third-quarter earnings release, the company will recast results to reflect the market structure for the first two quarters of 2009, for all four quarters of and full-year 2008, and for full-year 2007.

Publishing Segment

Publishing Division profit for the second quarter of 2009, excluding severance and other special charges, increased 19.9 percent from the prior year.  Total revenues decreased 20.3 percent, and advertising revenues declined 26 percent.  The revenue decline, however, was offset by significant expense reductions, a 24.8 percent reduction excluding severance and other special charges.

Revenues declined 26 percent in Florida, 16.2 percent in Virginia, 25.8 percent in North Carolina and 18.7 percent in South Carolina.  In Alabama, revenues decreased 12.2 percent, as Retail and Classified declines were not as sharp as in other markets.

Classified advertising revenues were below the prior year by $11.9 million, or 35.2 percent, due to shortfalls in all markets.  In the metro markets, employment revenues decreased 63 percent and real estate revenues were down 54.9 percent.  Automotive revenues declined 27.1 percent.

Retail advertising revenues declined $10.6 million, or 21 percent, due to lower spending across all markets in most categories.  National revenues decreased $1.5 million, or 18.7 percent, reflecting decreases in a number of key categories in all markets, especially Tampa.

Circulation revenues increased $1.9 million, or 11.9 percent, driven by single-copy and home-delivery price increases in most markets.

Salary expense, excluding severance, decreased 24.6 percent, reflecting workforce reductions and the furlough savings. Benefit expense declined 41.8 percent, due to the absence of profit sharing and 401(k) match as well as reduced employee count.  Newsprint expense decreased 29.1 percent as a result of a decline in consumption of 33.5 percent, driven by newsprint conservation efforts, decreased advertising linage and other initiatives.  Partially offsetting the decline in consumption, the average price per ton increased $39, or 6.6 percent from the prior year.

Broadcast Segment

Total Broadcast revenues declined $17.7 million, or 21.4 percent, and gross time sales declined $22.4 million, or 26.3 percent.  Local time sales decreased $13.6 million, or 24.8 percent, and National time sales decreased $6.9 million, or 24.7 percent.  Lower automotive and telecommunications spending was the main factor for the decreases in both categories.  Political revenues in the current quarter were $800,000.

Broadcast expenses decreased 19.6 percent, excluding severance, due to reduced salary expense from workforce reductions and furloughs, other cost containment initiatives, and lower costs of goods sold at a broadcast equipment subsidiary.  Salary expense, excluding severance but including furlough savings, declined 22.9 percent.

Interactive Media Segment

The Interactive Media Division posted an operating loss of $1.1 million compared with a loss of $656,000 in the prior year.  Total division revenues decreased 5.7 percent, mostly reflecting lower Classified advertising on the company’s Web sites.  A strong profit contribution by DealTaker.com and an 18 percent increase in Local online revenues from the company’s local Web sites, partially offset declines in Classified and National advertising.  Revenues at DealTaker.com rose 24 percent and visitors grew 85 percent in the quarter.

(2 of 7)

Other results

Corporate expense declined by $3.5 million, or 35 percent, reflecting cost containment actions including furloughs.  Acquisition intangibles amortization decreased $2.2 million, or 53 percent, as certain intangible assets had been written down as part of impairment charges in 2008.  Interest expense was approximately $700,000 higher than the prior year due to increased all-in interest rates largely offset by lower average debt levels.  Debt at the end of the second quarter was $711 million, compared to $730 million at the beginning of the year, mainly reflecting the use of proceeds from the sale of a television station.

EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) was $28.6 million, compared with a deficit of $754.8 million in the 2008 period.  After-Tax Cash Flow, excluding the 2008 non-cash impairment charge, was $28.4 million compared with $17.7 million in the prior year.  Capital expenditures in the second quarter of 2009 were $3.8 million, compared with $4.5 million in the prior-year period.  Free Cash Flow, excluding the 2008 non-cash impairment charge, (After-Tax Cash Flow minus capital expenditures) was $24.6 million, compared with $13.2 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA from continuing operations, After-Tax Cash Flow, and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11 a.m. ET.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.  To dial in to the call, listeners may call 1-866-356-4441 about 10 minutes prior to the 11 a.m. start.  The participant passcode is “Media General.”  Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 2 p.m. today.  A telephone replay is also available, beginning at 1 p.m. today and ending at 2 p.m. on July 29, 2009, by dialing 888-286-8010 or 617-801-6888, and using the passcode 44984905.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States.  Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and associated Web sites, 21 daily newspapers and associated Web sites, more than 200 specialty publications that include weekly newspapers, and niche publications targeted to various demographic, geographic and topical communities of interest.  Many of the company’s specialty publications have associated Web sites.  Media General operates three interactive advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping Web site; and NetInformer, a leading provider of wireless media and mobile marketing services.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

(3 of 7)

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 28,	June 29,	June 28,	June 29,
(Unaudited, in thousands except per share amounts)	2009	2008	2009	2008

Revenues	$163,831	$204,880	$323,312	$399,344

Operating costs:
Production	74,166	96,621	158,586	194,669
Selling, general and administrative	61,009	81,873	132,491	164,306
Depreciation and amortization	15,061	19,027	30,383	37,357
Goodwill and other asset impairment	—	778,318	—	778,318
Gain on fire insurance recovery	—	(2,750)	—	(2,750)
Total operating costs	150,236	973,089	321,460	1,171,900

Operating income (loss)	13,595	(768,209)	1,852	(772,556)

Other income (expense):
Interest expense	(11,257)	(10,548)	(21,229)	(22,837)
Impairment of and loss on investments	(209)	(5,940)	(209)	(5,961)
Other, net	166	305	409	513
Total other expense	(11,300)	(16,183)	(21,029)	(28,285)

Income (loss) from continuing operations before income taxes	2,295	(784,392)	(19,177)	(800,841)

Income tax benefit	(11,050)	(250,935)	(11,050)	(257,572)

Income (loss) from continuing operations	13,345	(533,457)	(8,127)	(543,269)
Discontinued operations:
Income from discontinued operations (net of tax)	123	1,245	342	2,102
Income (loss) related to divestiture of operations (net of tax)	7,120	—	7,120	(11,300)
Net income (loss)	$20,588	$(532,212)	$(665)	$(552,467)

Net income (loss) per common share:
Income (loss) from continuing operations	$0.57	$(24.18)	$(0.37)	$(24.60)
Discontinued operations	0.33	0.06	0.34	(0.42)
Net income (loss)	$0.90	$(24.12)	$(0.03)	$(25.02)

Net income (loss) per common share - assuming dilution:
Income (loss) from continuing operations	$0.57	$(24.18)	$(0.37)	$(24.60)
Discontinued operations	0.33	0.06	0.34	(0.42)
Net income (loss)	$0.90	$(24.12)	$(0.03)	$(25.02)

Weighted-average common shares outstanding:
Basic	22,253	22,074	22,217	22,093
Diluted	22,253	22,074	22,217	22,093

(4 of 7)

Media General, Inc.
BUSINESS SEGMENTS

			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended June 28, 2009
Consolidated revenues	$90,548	$64,735	$9,958	$(1,410)	$163,831
Segment operating cash flow	$18,386	$17,178	$(696)		$34,868
Depreciation and amortization	(6,372)	(5,878)	(361)		(12,611)
Segment profit (loss)	$12,014	$11,300	$(1,057)		22,257

Unallocated amounts:
Interest expense					(11,257)
Equity in net loss of unconsolidated affiliate					(209)
Acquisition intangibles amortization					(1,787)
Corporate expense					(6,593)
Other					(116)
Consolidated income from continuing operations before income taxes					$2,295

Quarter Ended June 29, 2008
Consolidated revenues	$113,656	$82,411	$10,565	$(1,752)	$204,880
Segment operating cash flow	$14,201	$21,395	$(151)		$35,445
Depreciation and amortization	(7,386)	(6,468)	(505)		(14,359)
Segment profit (loss)	$6,815	$14,927	$(656)		21,086

Unallocated amounts:
Interest expense					(10,548)
Impairment of and loss on investments					(5,940)
Acquisition intangibles amortization					(3,957)
Corporate expense					(10,143)
Gain on insurance recovery					2,750
Goodwill and other asset impairment					(778,318)
Other					678
Consolidated loss from continuing operations before income taxes					$(784,392)

Six Months Ended June 28, 2009
Consolidated revenues	$181,324	$125,158	$19,506	$(2,676)	$323,312
Segment operating cash flow	$22,871	$25,214	$(1,315)		$46,770
Depreciation and amortization	(12,913)	(11,735)	(826)		(25,474)
Segment profit (loss)	$9,958	$13,479	$(2,141)		21,296

Unallocated amounts:
Interest expense					(21,229)
Equity in net loss of unconsolidated affiliate					(209)
Acquisition intangibles amortization					(3,586)
Corporate expense					(15,321)
Other					(128)
Consolidated loss from continuing operations before income taxes					$(19,177)

Six Months Ended June 29, 2008
Consolidated revenues	$227,246	$157,142	$18,232	$(3,276)	$399,344
Segment operating cash flow	$29,223	$35,485	$(2,460)		$62,248
Recovery on investment			10		10
Depreciation and amortization	(14,196)	(13,002)	(952)		(28,150)
Segment profit (loss)	$15,027	$22,483	$(3,402)		34,108

Unallocated amounts:
Interest expense					(22,837)
Impairment of and loss on investments					(5,961)
Acquisition intangibles amortization					(7,782)
Corporate expense					(20,835)
Gain on insurance recovery					2,750
Goodwill and other asset impairment					(778,318)
Other					(1,966)
Consolidated loss from continuing operations before income taxes					$(800,841)

(5 of 7)

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	June 28,	Dec. 28,
(Unaudited, in thousands)	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$5,750	$7,142
Accounts receivable - net	85,573	102,583
Inventories	7,650	12,035
Other	26,298	38,888
Assets of discontinued operations	-	11,881
Total current assets	125,271	172,529

Other assets	39,069	41,308

Property, plant and equipment - net	435,583	453,679

FCC licenses and other intangibles - net	241,680	245,266

Excess of cost over fair value of net identifiable assets
of acquired businesses	421,318	421,470

Total assets	$1,262,921	$1,334,252

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$26,498	$41,378
Accrued expenses and other liabilities	67,563	86,352
Liabilities of discontinued operations	-	2,969
Total current liabilities	94,061	130,699

Long-term debt	711,458	730,049

Other liabilities and deferred credits	244,992	318,277

Stockholders' equity	212,410	155,227

Total liabilities and stockholders' equity	$1,262,921	$1,334,252

(6 of 7)

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 28,	June 29,	June 28,	June 29,
(Unaudited, in thousands)	2009	2008	2009	2008

Income (loss) from continuing operations	$13,345	$(533,457)	$(8,127)	$(543,269)
Interest	11,257	10,548	21,229	22,837
Taxes	(11,050)	(250,935)	(11,050)	(257,572)
Depreciation and amortization	15,061	19,027	30,383	37,357

EBITDA from continuing operations	$28,613	$(754,817)	$32,435	$(740,647)

Income (loss) from continuing operations	$13,345	$(533,457)	$(8,127)	$(543,269)
Non-cash impairment charge	-	532,084	-	532,084
Depreciation and amortization	15,061	19,027	30,383	37,357

After-tax cash flow excluding non-cash impairment charge	$28,406	$17,654	$22,256	$26,172

After-tax cash flow	$28,406	$17,654	$22,256	$26,172
Capital expenditures	3,845	4,487	7,978	12,446

Free cash flow excluding non-cash impairment charge	$24,561	$13,167	$14,278	$13,726

(7 of 7)